AMENDMENT NO. 1 TO
MANAGEMENT AGREEMENT
YORKVILLE AMERICA EQUITIES, LLC

This Amendment No. 1 (this “Amendment”) to the Management Agreement (the “Original Agreement”) dated as of the 26th day of August, 2026 between T-REX (Cayman) Portfolios SPC (the “Fund”), on behalf of each Segregated Portfolio listed on Appendix A to the Original Agreement (each a “Segregated Portfolio” and collectively, the “Segregated Portfolios”), and Yorkville America Equities, LLC, a Florida limited liability company with its principal place of business in Mountainside, New Jersey, (referred to herein as “Yorkville”), as amended from time to time, is effective as of September 9, 2026. All capitalized terms used and not otherwise defined shall have the meanings set forth in the Original Agreement.

WITNESSETH:

WHEREAS, the Fund, on behalf of each Segregated Portfolio, and Yorkville entered into the Original Agreement and the Amendment No.1 pursuant to which Yorkville provides certain management and investment advisory services to the Fund, for and on behalf of the Segregated Portfolios;

WHEREAS, Sections 6 and 12 of the Original Agreement permit the Original Agreement including the Appendix A thereto to be amended upon the mutual agreement in writing by the parties thereto where such amendment is not a material amendment;

WHEREAS, the Fund has established new segregated portfolios of the Fund respectively named "Yorkville America Next Generation Memory Index (Cayman) Portfolio S.P." (the “SP Additions”);

WHEREAS, the parties hereto desire to amend and restate Appendix A to the Original Agreement to reflect the SP Additions.

NOW THEREFORE, the Fund, on behalf of each Segregated Portfolio, and Yorkville hereby agree to amend the Original Agreement as follows:

1.Appendix A to the Original Agreement is hereby amended and restated in its entirety as attached hereto.

2.Save as amended by this Amendment, the Original Agreement shall remain in full force and effect.

This Amendment may be execute in any number of counterparts all of which when taken together shall constitute one and the same agreement and any party may enter into this Amendment by executing any such counterpart. After exchange, each counterpart will be an original and all of the counterparts together will constitute the same document.

This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the proper law of the Original Agreement.

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The parties hereto have caused this Amendment to be executed by their duly authorized signatories on the day and year first above written.

YORKVILLE EQUITIES, LLC

By: /s/ Steve Neamtz
Name: Steve Neamtz
Title: Chief Executive Officer

T-REX (CAYMAN) PORTFOLIOS SPC
FOR AND ON BEHALF OF EACH SEGREGATED PORTFOLIO LISTED ON APPENDIX A HERETO

By:/s/ Mary Lou Ivey
Name: Mary Lou Ivey
Title: Director

APPENDIX A

Fund	Segregated Portfolio	Management Fee
YA MarketVector Bitcoin and Ether Strategic Momentum Index ETF	YA MarketVector Bitcoin and Ether Strategic Momentum Index (Cayman) Portfolio S.P.	0.80%
Yorkville America Crypto Leaders Index ETF	Yorkville America Crypto Leaders Index (Cayman) Portfolio S.P.	0.80%
Yorkville America Crypto Leaders Covered Call Index ETF	Yorkville America Crypto Leaders Covered Call Index (Cayman) Portfolio S.P.	0.80%
Yorkville America Digital Asset Ecosystem Index ETF	Yorkville America Digital Asset Ecosystem Index (Cayman) Portfolio S.P.	0.80%
Yorkville America MANGOS Plus Index ETF	Yorkville America MANGOS Plus Index (Cayman) Portfolios S.P.	0.50%
Yorkville America MANGOS Plus Premium Equity Income Index ETF	Yorkville America MANGOS Plus Premium Equity Income Index (Cayman) Portfolios S.P.	0.50%
YA Columbus Macro Anti-Debasement Index ETF	YA Columbus Macro Anti-Debasement Index (Cayman) Portfolio S.P.	0.50%
YA Columbus Macro Reindustrialization Dividend Index ETF	YA Columbus Macro Reindustrialization Dividend Index (Cayman) Portfolio S.P.	0.40%
Yorkville America Next Generation Memory Index ETF	Yorkville America Next Generation Memory Index (Cayman) Portfolio S.P.	0.60%